UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2008

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2008, SatCon Technology Corporation (the “Company”) entered into an amendment (the “Amendment”) to its Key Employment Agreement (as amended, the “Employment Agreement”) with David E. Eisenhaure, the Company’s President and Chief Executive Officer.  Pursuant to the Amendment:

•                  the Employment Agreement was renewed effective as of January 1, 2008, with the Company having the right to terminate Mr. Eisenhaure’s employment without cause at any time after March 1, 2009;

•                  effective as of the date on which a new Chief Executive Officer is retained and commences employment with the Company during the term of the Employment Agreement, (i) Mr. Eisenhaure will serve as “Chairman Emeritus” for the remainder of the term of the Employment Agreement and (ii) his annual base salary will be reduced from $300,000 to $250,000; and

•                  upon termination of employment without cause, (i) Mr. Eisenhaure will be entitled to his then current salary for the one-year period immediately following the effective date of such termination, (ii) the Company will provide Mr. Eisenhaure and his spouse with COBRA health coverage (at his expense) for the 18-month period following such termination, (iii) the Company will arrange for the transfer to Mr. Eisenhaure or his designee of the $1,000,000 face amount insurance policy currently paid for by the Company, with the Company paying all premiums until the date of such transfer and thereafter Mr. Eisenhaure paying all premiums and (iv) any stock options then held by Mr. Eisenhaure would continue to be exercisable for 2 years following the date of such termination (or, if earlier, until their original expiration date), unless Mr. Eisenhaure continues to be a director of the Company, in which case such stock options shall continue to be exercisable until 2 years after he ceases to be a director (or, if earlier, until their original expiration date).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: January 22, 2008	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer